Exhibit 99.1

HOLLY ENERGY PARTNERS, L.P. ANNOUNCES
PRICING OF INITIAL PUBLIC OFFERING

Dallas, TX, July 7, 2004 – Holly Energy Partners, L.P. (NYSE: HEP) announced today that it has priced its initial public offering of 6, 100,000 common units at a price of $22.25 per unit. Holly Energy Partners has granted the underwriters a 30-day option to purchase up to 900,000 additional common units at the same price to cover over-allotments, if any. The common units will begin trading on July 8, 2004 on the New York Stock Exchange under the symbol “HEP”.

Holly Energy Partners, a Delaware limited partnership recently formed by Holly Corporation (NYSE: HOC), will own and operate refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona and Utah. Holly Energy Partners also owns a 70% interest in Rio Grande Pipeline Company. Holly Corporation is retaining 57.3% interest in the partnership, including its general partner interest (51% if the full over-allotment is exercised). The initial public offering represents a 42.7% interest in the partnership (49% if the full over-allotment is exercised).

The initial public offering is being managed by Goldman, Sachs & Co., Lehman Brothers, UBS Investment Bank, A.G. Edwards & Sons, and Raymond James.

This news release is not an offer to sell, nor the solicitation of any offer to buy any securities. Any offer will be made only by means of the prospectus. A copy of the final prospectus related to the offering may be obtained from Goldman, Sachs & Co.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

CONTACT:
Stephen J. McDonnell, Vice President and Chief Financial Officer, or
M. Neale Hickerson, Vice President-Treasury & Investor Relations,
+1-214-871-3555